Exhibit 99.1
NEWS RELEASE
CONTACT:
Janine Orf
(314) 275-3680
jorf@patriotcoal.com
FOR IMMEDIATE RELEASE
PATRIOT COAL ANNOUNCES MANAGEMENT REALIGNMENT
BENNETT K. HATFIELD NAMED EXECUTIVE VICE PRESIDENT
& CHIEF OPERATING OFFICER
CHARLES A. EBETINO, JR. NAMED SENIOR VICE PRESIDENT
OF GLOBAL STRATEGY & CORPORATE DEVELOPMENT
          ST. LOUIS, September 14 — Patriot Coal Corporation (NYSE: PCX) today announced that it is realigning its senior management organization to bring additional talent and focus to all areas of its business, with particular emphasis on current mining operations, organic growth and global investment opportunities. Effective September 19, 2011, Bennett K. “Ben” Hatfield will join Patriot as Executive Vice President & Chief Operating Officer, reporting to President & Chief Executive Officer Richard M. Whiting. In this role, Hatfield will assume general management responsibility for all of Patriot’s mining and other operating activities and will be based in Charleston, West Virginia. At the same time, Patriot has named Charles A. “Chuck” Ebetino, Jr. as Senior Vice President — Global Strategy & Corporate Development, reporting to Whiting.
          “We are elated that Ben Hatfield has chosen to join forces with Patriot Coal to execute on our near-term opportunities and our long-term growth initiatives,” said Whiting. “I can think of no person in this industry whose capabilities are a better match with Patriot’s current challenges and future possibilities. Ben is a proven leader with a track record of major value creation in every step of his career.”
          Hatfield, 54, previously served for six years as President, Chief Executive Officer and Director of International Coal Group, a publicly-traded eastern U.S. coal producer, prior to the June 2011 sale of that company. Hatfield also has held a number of other key executive operating and commercial positions during a distinguished 30-plus year career in the coal industry, including President, Eastern Operations of Arch Coal, Inc., Executive Vice President and Chief Operating Officer of Massey Energy Company, and Executive Vice President & Chief Commercial Officer of Coastal Coal Company. He is a Licensed Professional Engineer with a B.S. in mining engineering from Virginia Polytechnic Institute and State University.

          Pursuant to the realignment, in his new role, Chuck Ebetino will assume responsibility for Patriot’s overall strategy development, merger and acquisition activities, resource management and various other strategic initiatives to enhance shareholder value. Ebetino has served as Senior Vice President & Chief Operating Officer of Patriot for the last year, and he previously held the position of Senior Vice President — Corporate Development since the establishment of Patriot in 2007. Ebetino has more than 30 years of operating and commercial experience in the coal and utility industries, including prior senior management roles at Peabody Energy and American Electric Power.
          “Patriot’s Board of Directors and senior team are very appreciative of Chuck Ebetino’s contributions to Patriot from Day-1 in 2007, but I would highlight the progress that Chuck has made with the planning and execution at our mining operations during the past twelve months as his most meaningful impact on the evolution of our company,” stated Whiting. “We are equally pleased to have Chuck spearhead our strategic business development activities going forward.”
          In addition to Messrs. Hatfield and Ebetino, the senior management team reporting to the CEO will be configured as follows:
•	Mark N. Schroeder will continue as Senior Vice President & Chief Financial Officer

•	Robert W. Bennett will continue as Senior Vice President & Chief Marketing Officer

•	Joseph W. Bean will continue as Senior Vice President — Law & Administration and General Counsel.
          In closing, Whiting stated, “Each of my direct reports is uniquely qualified in his primary area of responsibility to create and execute Patriot’s plans for the creation of future shareholder value.”
About Patriot Coal
          Patriot Coal Corporation is a leading producer and marketer of coal in the eastern United States, with 14 active mining complexes in Appalachia and the Illinois Basin. The Company ships to domestic and international electricity generators, industrial users and metallurgical coal customers, and controls approximately 1.9 billion tons of proven and probable coal reserves. The Company’s common stock trades on the New York Stock Exchange under the symbol PCX.

Forward-Looking Statements
Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may be beyond our control and may cause our actual future results to differ materially from expectations. We do not undertake to update our forward-looking statements. Factors that could affect our results include, but are not limited to: price volatility and demand, particularly in higher margin products; geologic, equipment and operational risks associated with mining; changes in general economic conditions, including coal, power and steel market conditions; coal mining laws and regulations; the availability and costs of competing energy resources; legislative and regulatory developments; risks associated with environmental laws and compliance, including selenium-related matters; developments in greenhouse gas emission regulation and treatment; negotiation of labor contracts, labor availability and relations; the outcome of pending or future litigation; changes in the costs to provide healthcare to eligible active employees and certain retirees under postretirement benefit obligations; increases to contribution requirements to multi-employer retiree healthcare and pension plans; reductions of purchases or deferral of shipments by major customers; availability and costs of credit; customer performance and credit risks; inflationary trends; worldwide economic and political conditions; downturns in consumer and company spending; supplier and contract miner performance and the availability and cost of key equipment and commodities; availability and costs of transportation; the Company’s ability to replace coal reserves; the outcome of commercial negotiations involving sales contracts or other transactions; our ability to respond to changing customer preferences; failure to comply with debt covenants; the effects of mergers, acquisitions and divestitures; and weather patterns affecting energy demand or disrupting coal supply. The Company undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to the Company’s Form 10-K and Form 10-Q reports.
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